Exhibit 99.1
NuStar Energy Reports Increased EPU, EBITDA & Total DCF Results in Third Quarter of 2013
Meets Analysts’ Consensus Expectations
In Advanced Discussions to Exit Asphalt Joint Venture
Company Plans to Proceed with Phase 2 of South Texas Crude Oil System Pipeline Project; Corpus Dock Expansion to be Completed in Second Quarter of 2014
Idled 12” Pipeline between Mont Belvieu and Corpus Christi to be Reactivated
Based on 2014 and 2015 Projections, Company Currently Plans to Maintain Distribution
SAN ANTONIO, November 12, 2013 - NuStar Energy L.P. (NYSE: NS) today announced third quarter earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $109.5 million compared to third quarter 2012 EBITDA of $76.5 million. Third quarter distributable cash flow from continuing operations available to limited partners was $67.2 million, or $0.86 per unit, compared to 2012 third quarter distributable cash flow from continuing operations of $63.0 million, or $0.87 per unit.
NuStar Energy L.P. reported third quarter net income applicable to limited partners of $21.9 million, or $0.28 per unit, compared to a net loss applicable to limited partners of $6.5 million, or $0.09 per unit, reported in the third quarter of 2012.
The third quarter 2012 results included $21.6 million, or $0.29 per unit, of non-cash losses associated with the September 28, 2012 sale of a 50% voting interest in the company’s asphalt operations to an affiliate of Lindsay Goldberg LLC. Excluding these items and other adjustments, third quarter 2012 adjusted net income applicable to limited partners would have been $14.1 million, or $0.19 per unit.
“Our results show we’re on track with our strategic re-direction of the company focusing on our more stable pipeline and storage segments,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC. “We continue to focus on internal growth investments in the Eagle Ford Shale, having completed another project in the region during the third quarter, which we expect will add about $15 million in incremental annual EBITDA.
Commenting on the storage segment, Anastasio said, “EBITDA in our storage segment nearly doubled between 2006 and 2012 growing from $162 million to $288 million of annual EBITDA. And while our storage segment is and will continue to be very profitable for us, the driver of NuStar’s growth over the last year or so has shifted from the storage segment to the pipeline segment. As a result, quarterly results for the pipeline segment are improved over last year, the storage segment’s third quarter results are lower than last year. Volumes at our throughput storage facilities were up by seven percent, with corresponding revenues up 20 percent or almost $5 million. However, these increases were more than offset by the $13 million impact of reduced revenues from lower lease renewal rates due to the backwardated market and the reduced benefit from our profit sharing agreement with EOG at our St. James terminal as the LLS-to-WTI spread narrowed. ”
Anastasio then commented on the company’s fuels marketing segment by saying, “Weak demand for bunkers and increased competition in the Caribbean continued to negatively impact our fuels marketing segment. However, during the third quarter, we entered into a new bunker fuel supply agreement, which reduced our working capital requirements by approximately $50 million, and we continue to reduce the segment’s operating costs. ”
Anticipated Exit from Asphalt Joint Venture
NuStar is currently in advanced discussions with its asphalt joint venture partner, Lindsay Goldberg, to finalize an agreement that allows NuStar to exit the asphalt joint venture. The agreement should also allow NuStar to materially reduce the $250 million credit facility and the $150 million of credit support, for guarantees and letters of credit,currently provided to the joint venture by NuStar Energy.
Success of Open Season Leads to Eagle Ford Expansion
Early in October, NuStar announced it had received enough binding commitments from shippers to move forward with the first phase of the partnership’s South Texas Crude Oil Pipeline System Project. The first phase will add incremental throughput capacity of approximately 35,000 barrels per day to NuStar’s South Texas Crude Oil Pipeline System. The additional capacity is expected to be available for service to committed shippers by the third quarter of 2014 and is expected to generate incremental EBITDA of approximately $20 million per year.

-More-

In addition, NuStar has decided to proceed with the second phase of this project, which will add approximately 65,000 barrels per day of incremental throughput capacity to the South Texas Crude Oil Pipeline System as early as the first quarter of 2015. It is expected to generate incremental annual EBITDA of up to $40 million, depending on the number of barrels committed to the second phase. Both phases, when completed, would add a total aggregate incremental capacity of 100,000 barrels per day.
In the 2nd quarter of 2014, prior to the completion of Phase 1, NuStar plans to complete the construction of a new private dock at its Corpus Christi North Beach terminal. This new dock will more than double the current loading capacity of around 125,000 barrels per day and will allow NuStar to handle all the new volume associated with Phase 1 and Phase 2 of the South Texas Crude Oil Pipeline expansion, as well as additional volumes shipped to Corpus Christi.
Reactivation of Idled 12” Pipeline
NuStar has begun work on a project for its 12-inch pipeline between Mont Belvieu and Corpus Christi that will reactivate the line, reverse its flow, and convert the line to NGL service. The project, which is scheduled to be in service in the second quarter of 2015, will be supported by a long-term anchor shipper that plans to utilize the majority of the pipeline capacity. “We are very excited to place this idled pipeline back into service,” said Anastasio. “This line has the capacity to move approximately 110,000 barrels per day so we expect to ship additional NGL volumes over and above the long-term anchor shipment commitment we are announcing today.”
Internal Growth Project Update
In August, NuStar completed a pipeline project for ConocoPhillips in the Eagle Ford and built some crude oil gathering lines that will supply additional crude oil volumes to the company’s Eagle Ford crude oil pipeline systems. By the end of November, the company expects to complete the construction of a second rail-car offloading facility at the St. James terminal in Louisiana. These projects are expected to add $5 to $10 million of EBITDA to NuStar’s pipeline and storage segment results in the fourth quarter of 2013.
Earnings Guidance
“Fourth quarter 2013 EBITDA results for all three of our segments should be higher than last year’s fourth quarter,” said Anastasio. “The internal growth projects and the new bunker fuel supply agreement mentioned above should improve the segment’s fourth quarter results.”
Commenting on guidance for the the full year 2013, Anastasio said, “Our pipeline segment EBITDA should be $60 to $70 million higher than last year and our storage segment EBITDA is now expected to be $5 to $15 million lower than 2012. We expect our fuels marketing segment to generate EBITDA of up to $10 million in 2013.”
Looking ahead to 2014, Anastasio commented, “Increased crude oil throughputs in the Eagle Ford Shale region should increase our pipeline segment’s EBITDA by an additional $40 to $60 million next year. We expect our storage segment to be comparable to 2013’s results. We project our fuels marketing segment results to improve in 2014 with EBITDA expected to be in the range of $10 to $30 million.”
“Based on our projections, we expect to fully cover our distribution in 2014. As previously announced on October 31, 2013, the third quarter 2013 distribution of $1.095 per unit will be paid on November 14, 2013 to holders of record as of November 11, 2013.”
With regard to capital spending projections Anastasio went on to say, “We plan to spend $300 to $325 million on internal growth projects in total during 2013 and we plan to spend $350 to $375 million in 2014. Our reliability capital spending should be in the range of $35 to $45 million in 2013 and in 2014.”
Third Quarter Earnings Conference Call Details
A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, November 12, 2013, to discuss the financial and operational results for the third quarter of 2013. Investors interested in listening to the presentation may call 800/622-7620, passcode 77504322. International callers may access the presentation by dialing 706/645-0327, passcode 77504322. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 77504322. International callers may access the playback by calling 404/537-3406, passcode 77504322. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.
NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has 8,643 miles of pipeline; 87 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and 50% ownership in a joint venture that owns a terminal and an asphalt refinery with a throughput capacity of 74,000 barrels per day. The partnership’s combined system has

-More-

approximately 97 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2012 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Statement of Income Data (Note 1):
Revenues:
Service revenues	$245,577	$225,068	$706,493	$646,444
Product sales	534,433	1,368,688	1,977,423	4,324,465
Total revenues	780,010	1,593,756	2,683,916	4,970,909
Costs and expenses:
Cost of product sales	527,217	1,329,377	1,928,237	4,211,966
Operating expenses	120,491	142,037	353,137	401,648
General and administrative expenses	18,831	24,953	65,978	75,254
Depreciation and amortization expense	47,597	38,037	137,185	125,538
Asset impairment loss	—	—	—	249,646
Goodwill impairment loss	—	—	—	22,132
Gain on legal settlement	—	—	—	(28,738)
Total costs and expenses	714,136	1,534,404	2,484,537	5,057,446
Operating income (loss)	65,874	59,352	199,379	(86,537)
Equity in (loss) earnings of joint ventures	(5,358)	(951)	(26,629)	3,816
Interest expense, net	(31,078)	(23,894)	(93,601)	(68,118)
Interest income from related party	1,828	—	4,560	—
Other income (expense), net	1,407	(19,943)	3,978	(21,392)
Income (loss) from continuing operations before income tax expense	32,673	14,564	87,687	(172,231)
Income tax (benefit) expense	(563)	599	6,147	20,318
Income (loss) from continuing operations	33,236	13,965	81,540	(192,549)
(Loss) income from discontinued operations, net of tax	—	(9,623)	9,069	(23,665)
Net income (loss)	$33,236	$4,342	$90,609	$(216,214)
Net income (loss) applicable to limited partners	$21,924	$(6,503)	$56,811	$(242,113)
Net income (loss) per unit applicable to limited partners
Continuing operations	$0.28	$0.04	$0.61	$(3.07)
Discontinued operations	—	(0.13)	0.12	(0.33)
Total	$0.28	$(0.09)	$0.73	$(3.40)
Weighted-average limited partner units outstanding	77,886,078	72,383,578	77,886,078	71,302,538

EBITDA from continuing operations (Note 2)	$109,520	$76,495	$313,913	$21,425
DCF from continuing operations (Note 2)	$79,865	$75,753	$215,023	$181,529

	September 30,			December 31,
	2013	2012		2012
Balance Sheet Data:
Debt, including current portion (a)	$2,473,678	$2,036,406		$2,411,004
Partners’ equity (b)	2,380,979	2,672,099		2,584,995
Debt-to-capitalization ratio (a) / ((a)+(b))	51.0%	43.2%		48.3%

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Storage:
Throughput (barrels/day)	832,412	780,560	772,383	755,893
Throughput revenues	$27,937	$23,222	$76,924	$67,679
Storage lease revenues	112,579	125,708	353,026	379,473
Total revenues	140,516	148,930	429,950	447,152
Operating expenses	74,641	75,210	219,320	214,605
Depreciation and amortization expense	27,658	23,298	79,498	69,725
Asset impairment loss	—	—	—	2,126
Segment operating income	$38,217	$50,422	$131,132	$160,696
Pipeline:
Refined products pipelines throughput (barrels/day)	501,511	521,255	477,601	490,775
Crude oil pipelines throughput (barrels/day)	382,539	357,064	361,642	326,454
Total throughput (barrels/day)	884,050	878,319	839,243	817,229
Throughput revenues	$111,508	$92,570	$301,761	$244,938
Operating expenses	36,089	37,621	102,596	95,212
Depreciation and amortization expense	17,401	13,085	50,039	39,086
Segment operating income	$58,018	$41,864	$149,126	$110,640
Fuels Marketing:
Product sales	$534,919	$1,371,935	$1,978,531	$4,334,361
Cost of product sales	531,481	1,336,642	1,944,415	4,231,551
Gross margin	3,438	35,293	34,116	102,810
Operating expenses	12,510	41,795	41,336	128,001
Depreciation and amortization expense	7	15	20	11,235
Asset and goodwill impairment loss	—	—	—	266,357
Segment operating loss	$(9,079)	$(6,517)	$(7,240)	$(302,783)
Consolidation and Intersegment Eliminations:
Revenues	$(6,933)	$(19,679)	$(26,326)	$(55,542)
Cost of product sales	(4,264)	(7,265)	(16,178)	(19,585)
Operating expenses	(2,749)	(12,589)	(10,115)	(36,170)
Total	$80	$175	$(33)	$213
Consolidated Information:
Revenues	$780,010	$1,593,756	$2,683,916	$4,970,909
Cost of product sales	527,217	1,329,377	1,928,237	4,211,966
Operating expenses	120,491	142,037	353,137	401,648
Depreciation and amortization expense	45,066	36,398	129,557	120,046
Asset and goodwill impairment loss	—	—	—	268,483
Segment operating income (loss)	87,236	85,944	272,985	(31,234)
General and administrative expenses	18,831	24,953	65,978	75,254
Other depreciation and amortization expense	2,531	1,639	7,628	5,492
Other asset impairment loss	—	—	—	3,295
Gain on legal settlement	—	—	—	(28,738)
Consolidated operating income (loss)	$65,874	$59,352	$199,379	$(86,537)

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

(1)	The results of operations for the San Antonio Refinery and related assets have been reported as discontinued operations for all periods presented.

(2)
NuStar Energy L.P. utilizes financial measures, earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, distributable cash flow (DCF) from continuing operations and DCF from continuing operations per unit, which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. None of EBITDA from continuing operations, DCF from continuing operations or DCF from continuing operations per unit are intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income or income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of income (loss) from continuing operations to EBITDA from continuing operations and DCF from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Income (loss) from continuing operations	$33,236	$13,965	$81,540	$(192,549)
Plus interest expense, net and interest income from related party	29,250	23,894	89,041	68,118
Plus income tax (benefit) expense	(563)	599	6,147	20,318
Plus depreciation and amortization expense	47,597	38,037	137,185	125,538
EBITDA from continuing operations	109,520	76,495	313,913	21,425
Equity in loss (earnings) of joint ventures	5,358	951	26,629	(3,816)
Interest expense, net and interest income from related party	(29,250)	(23,894)	(89,041)	(68,118)
Reliability capital expenditures	(12,227)	(8,520)	(29,694)	(18,392)
Income tax benefit (expense)	563	(599)	(6,147)	(20,318)
Distributions from joint ventures	1,135	3,098	5,787	6,364
Other items (a)	2,457	21,579	(4,043)	274,677
Mark-to-market impact on hedge transactions (b)	2,309	6,643	(2,381)	(10,293)
DCF from continuing operations	$79,865	$75,753	$215,023	$181,529

Less DCF from continuing operations attributable to noncontrolling interest	(110)	30	(290)	44
Less DCF from continuing operations available to general partner	12,766	12,766	38,298	35,962
DCF from continuing operations available to limited partners	$67,209	$62,957	$177,015	$145,523

DCF from continuing operations per limited partner unit	$0.86	$0.87	$2.27	$2.04

(a)
Other items for the three months ended September 30, 2013 consist of $2.5 million of changes in deferred revenue associated with throughput deficiency payments and construction reimbursements related to certain pipelines. For the nine months ended September 30, 2013, other items also include a $6.5 million reduction of the contingent consideration recorded in association with an acquisition. Other items for the three months ended September 30, 2012 consist of a $21.6 million loss associated with the sale of 50% of our asphalt operations on September 28, 2012. For the nine months ended September 30, 2012, other items also include (i) $271.8 million of long-lived asset impairment charges mainly related to our asphalt operations, including fixed assets, goodwill and intangible assets, and (ii) an $18.7 million gain, net of tax, resulting from a legal settlement.

(b)
DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.